Exhibit 10.01

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (the "Amendment") is made and entered into on December ___, 2009, by and among Acacia Automotive, Inc., a Texas corporation (the "Buyer"), Chattanooga Auto Auction Limited Liability Company, an Ohio limited liability company (the "Seller") and Auction Venture Limited Liability Company, an Ohio limited liability company (the "Landlord").  The Buyer, the Seller and the Landlord are referred to collectively herein as the "Parties," and individually as a "Party."

BACKGROUND INFORMATION

A.           The Parties entered into that certain asset purchase agreement dated August 31, 2009 (the "Agreement"), for the sale of assets relating to the operation of an automobile auction business operated from a facility located at 2120 Stein Drive, Chattanooga, Tennessee  37421.

B.           Since the execution date of the Agreement, the Parties have determined that certain matters addressed in the Agreement should be amended on the terms and conditions set forth in this Amendment.

PROVISIONS

NOW, THEREFORE, in consideration of the premises and the mutual promises made and the representations, warranties, and covenants contained in this Amendment, the Parties agree as follows:

1.	Definitions. Certain capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings set forth in the Agreement (including Exhibit A attached thereto).

2.	GSA Agreement. Section 2(a) of the Agreement is hereby modified as follows:

(a)	The word "and" is hereby deleted from the end of Section 2(a)(iii).

(b)	The period at the end of Section 2(a)(iv) is hereby deleted and replaced with the following: "; and".

(c)	The following is hereby added to the Agreement as Section 2(a)(v):

"to the extent assignable, that certain contract or contracts by and between the Seller and the United States Government Services Administration (the "GSA") dated on or about January 23, 2004, Contract Number GS-30F-J0048 (collectively, the "GSA Contract")."

3.	Line of Credit. Section 5(f) of the Agreement is hereby deleted in its entirety and replaced with the following:

"At Closing, the Seller will make available to the Buyer, either directly or through a financial institution, for a period not to exceed thirty-six (36) months following the Closing, a line of credit in an amount up to Two Million Dollars ($2,000,000) (the "Credit Line").  Effective as of Closing, the Buyer and the Seller will enter into a Loan and Security Agreement, and the Buyer shall execute a Note, and such other documents necessary to document the Credit Line, each in form reasonably satisfactory to the Parties (collectively, the "Credit Line Documents").  The Buyer shall also execute such other documents as are reasonably necessary to document the Credit Line.  The Credit Line Documents shall provide for an interest rate per annum equal to the greater of (i) six percent (6%) or (ii) the LIBOR Rate plus five hundred (500) basis points."

Exhibit E to the Agreement is hereby deleted in its entirety.  The form of the Credit Line Documents shall be in the form as executed in concert with the execution of this Amendment.

4.	Post-Closing Covenants. Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

"(a)         Name Change.  Within thirty (30) days following the Closing, the Seller shall change its name to CAA Liquidation, LLC or such other name so as not to utilize "Chattanooga Auto Auction" or any confusingly similar name.  Seller acknowledges and will not protest that Buyer will use the name "Chattanooga Auto Auction, Inc." effective at the Closing and thereafter.  Seller shall provide to Buyer no later than April 30, 2010 (or as soon thereafter as may be reasonably practicable), unaudited financial statements for its fiscal years 2008 and 2009.

(b)           Option to Replace Credit Line.  At any time prior to or following Closing, the Seller or its members, as the case may be, shall have the option to provide the Credit Line through a financial institution (a "Replacement Credit Line").  The Buyer agrees that it shall execute and deliver all instruments, certificates, and other documents and shall perform all other acts necessary to fully document the Replacement Credit Line and to replace the Credit Line Documents; provided, however, that the Replacement Credit Line shall be on terms substantially similar to the terms provided for in the Credit Line Documents.

(c)           Novation Agreement.  The Parties shall execute at Closing a Novation Agreement substantially in the form attached to the Amendment as Exhibit A (the “Novation Agreement”).  The Buyer shall be responsible for delivering the executed Novation Agreement to the GSA along with all other documents and certificates reasonably required by GSA including those items required under Federal Acquisition Regulation Subpart 42.1204.  The Seller shall cooperate with the Buyer in providing any required documents consistent with the terms and conditions of the Agreement; provided however, that the Seller shall not be required to provide audited financial statements for any period.  If the GSA requires that the form of the Novation Agreement be other than that attached hereto as Exhibit A, then the Parties shall negotiate any modifications in good faith and, if a satisfactory Novation Agreement has not been executed by the Parties and the GSA within ninety (90) days following Closing, then the Parties shall enter into a Services Agreement for the provision of services under the GSA Contract, the terms of which shall be negotiated in good faith by the parties.

(d)           Accounting for Pre-Closing Operations. The Parties shall cooperate and act in good faith to develop and provide to each other within three (3) days following the Closing an accounting of amounts payable to or receivable from the Buyer with respect to the operation of the Business for the period prior to Closing.  Following the Closing, the Parties shall equitably account for income and expenses relating to the operation of the Business during the period prior to Closing including with respect to the  inspection, repair and sale of vehicles occurring prior to the Closing and those amounts that are paid or received following the Closing in connection with such operations.  The Buyer shall collect and pay over to the Seller within three (3) days of receipt, all amounts due or owing to the Seller with respect to the operation of the Business prior to Closing, net of amounts paid by the Buyer on behalf of the Seller with respect to such operations.

(e)           Reporting and Audit Rights.  Within fifteen (15) days following the end of each calendar month after Closing during which amounts remain payable to the Seller for pre-Closing operations of the Business, the Buyer shall provide to the Seller a report (each, a "Monthly Report") clearly showing all amounts payable and all offsets thereto.   The Monthly Reports shall be in a format reasonably acceptable to the Seller and shall be consistent with the books and records of the Buyer.  For so long as amounts remain payable to the Seller hereunder, the Buyer shall keep proper records and books of account in accordance with its ordinary and historical accounting practices.  The Seller shall have the right to audit or review the books and records of the Buyer for the purpose of confirming the amounts paid or payable to the Seller under this Agreement.  Any such audit shall be conducted at the Seller's expense (subject to the right for reimbursement described below) during normal business hours and upon reasonable advance notice.  In the event an audit or review establishes that the Buyer miscalculated or underpaid any amounts due to the Seller, then the Buyer shall immediately remit to the Seller an amount equal to any such underpayment, plus seven percent (7%) per annum interest on such amount from the date the amount was due and further reimburse the Seller for all reasonable costs and expenses incurred in connection with the audit or review."

5.	Buyer's Closing Covenants. The following provisions are hereby added to the Agreement as Sections 7(a)(ix) through (xii):

"(ix)           execute and deliver an assignment of the GSA Contract substantially in the form attached to the Amendment as Exhibit A. (the "GSA Assignment");

 (x)           execute and deliver the Novation Agreement;

 (xi)           deliver a certified copy of resolutions adopted by the Buyer's board of directors (and, if necessary, shareholders) for delivery to the GSA in connection with the Novation Agreement; and

(xii)           deliver an opinion of counsel for the Buyer to the effect that the transfer of the Assets as contemplated in the Agreement was properly effected by the Buyer under applicable law."

6.	Seller's Closing Covenants. The following provisions are hereby added to the Agreement as Sections 7(b)(ix) through (xii):

"(ix)           execute and deliver the GSA Assignment;

 (x)           execute and deliver the Novation Agreement;

 (xi)           deliver a certified copy of resolutions of the Seller's sole member and manager for delivery to the GSA in connection with the Novation Agreement; and

 (xii)           deliver an opinion of counsel for the Seller to the effect that the transfer of the Assets as contemplated in the Agreement was properly effected by the Seller under applicable law."

7.	1996 Chevrolet Astro Van. The following is hereby added to the list of assets set forth in Section 2(a)(i) of the Disclosure Schedule: 1996 Chevrolet Astro Van bearing VIN #1GNDM19W9TB168013.

8.	No Other Effect on Agreement. Except as expressly set forth in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

9.             Miscellaneous.

(a)
This Amendment shall be binding upon the legal representatives, heirs, successors, and assigns of the respective Parties hereto.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same Amendment, binding on all Parties hereto, notwithstanding that all Parties are not signatories to the same counterpart.

(b)
Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person other than the Parties hereto, and their permitted successors and assigns, any rights or remedies under or by reason of this Amendment.

(c)
This Amendment and the Agreement constitute the entire understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, undertakings, and agreements between the Parties.  This Amendment may be amended or modified only by a writing executed by the Parties hereto.  This Amendment shall be governed by, and construed and enforced in accordance with the internal laws of the State of Ohio, without giving effect to conflict of the laws and principals thereof.

(d)
Consistent with the terms and conditions hereof, each Party hereto shall execute and deliver all instruments, certificates and other documents and shall perform all other acts which the other Party may reasonably request in order to carry out this Amendment and the obligations contemplated hereby.

[signatures appear on the following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on the day and year first above written.

BUYER:

Acacia Automotive, Inc.,
   a Texas corporation

By:                      /s/ Steven L. Sample

Its:                      CEO

SELLER:

Chattanooga Auto Auction Limited Liability Company,
   an Ohio limited liability company

By:                      /s/ Keith Whann

Its:                      V.P.

LANDLORD:

Auction Venture Limited Liability Company,
   an Ohio limited liability company

By:                      /s/ Keith Whann

Its:                      V.P.

EXHIBIT A

Novation Agreement
(see attached)

EXHIBIT B

Assignment of GSA Contract
(see attached)